                                                                       EXHIBIT 3

                                                                       Annex 7.4
                                                         to the Option Agreement




                             SHAREHOLDERS AGREEMENT

                                       OF

                           INVERSIONES SQ HOLDING S.A.


Shareholders Agreement (the "Agreement") made and entered into this ___ day of [___], ____ by and among SQ Grand Cayman Corp., a corporation organized and existing under the laws of Cayman Islands, Mr Roberto Guzman Lyon (hereinafter both "SQGC"), and Norsk Hydro [ ], a corporation organized and existing under the laws of Norway, with a registered branch in Santiago, Chile ("Hydro").


I)    A)    RECITALS

      WHEREAS pursuant to the Letter of Intent executed on May 21, 2001 by and among Hydro and SQGC (the "LOI"), and pursuant to the Option Agreement executed on _____, 2001 by and among Hydro and SQGC (the "Option Agreement"), wish to establish a Shareholders Agreement that will govern the management of Inversiones SQ Holding S.A. (the "Company" or "SQH") from the consummation of the transactions contemplated by the Option Agreement and the Subscription Agreement (the "Subscription Agreement"),

      WHEREAS, on the date hereof, SQGC and Hydro have consummated the transactions contemplated by the Option Agreement and the Subscription Agreement whereby the Company has issued new shares of the capital stock of the Company in an amount equal to 49,00% of the aggregate outstanding capital of the Company following such issuance (the "New Shares") and the New Shares have been subscribed by Hydro (the "Subscription"),

      WHEREAS, SQ Grand Cayman Corp. holds 99,9% of the Company and Mr Roberto Guzman Lyon holds 0,1% of the Company.

      NOW THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


      B)    DEFINITIONS

Terms defined in the Option Agreement and the Subscription Agreement shall for the purposes of this Agreement have the meanings ascribed to them in those agreements. Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:



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                                                                       Annex 7.4
                                                         to the Option Agreement


"Bylaws" shall mean the bylaws of the Company.

"Hydro Shares" shall have the meaning set forth in Section 2.2.
"NG" shall mean Norte Grande S.A.

"OB" shall mean Sociedad de Inversiones Oro Blanco S.A.

"SQGC Shares" shall have the meaning set forth in Section 2.2.

"PC" shall mean Sociedad de Inversiones Pampa Calichera S.A.

"SQM" shall mean Sociedad Quimica y Minera de Chile S.A.

"Shares" shall have the meaning set forth in Section 2.1.

"Transfer" shall have the meaning set forth in Section 2.3.


II.   THE COMPANY

      2.1. By-laws and Shares. The by-laws of the Company are hereby attached as Schedule I hereof, as amended by SQGC reflecting the relevant provisions of the Option Agreement, the Subscription Agreement and this Agreement, and the same are currently and validly in force. Prior to the closing of the SQGC loan, the capital of the Company is of 17.168.805.435 Chilean pesos and the same is currently divided into ________ nominative, registered, issued and subscribed shares (the "Shares") with no par value, of which all Shares are fully paid. All such Shares are voting shares, entitled to one vote per share and do not have nor enjoy privileges or preferences of any type or class and are not subject to any other shareholders agreement than this Agreement.

      2.2. SQGC Shares and Hydro Shares. SQGC is the current owner of [_] Shares (the "SQGC Shares"), representing 51% of the total Shares of the Company, and Hydro is the current owner of [ ] Shares (the "Hydro Shares") representing 49% of the total Shares of the Company. All such SQGC Shares and Hydro Shares are paid and are currently and respectively registered in the name of SQGC and Hydro in the Registry of Shareholders of the Company, free of any and all liens.

      2.3. Sale, Pledge or Transfer of Shares. Each Party hereto agrees that it will not during the three (3) first years of the term of this Agreement, sell, assign, pledge, convey or otherwise transfer or dispose of any of the SQGC Shares or the Hydro Shares (any of the foregoing, a "Transfer") without the prior written consent of the other Party and which requested consent may be freely denied. Together with the execution of this Agreement, the Parties undertake to register this Agreement in the Registry of Shareholders of the Company in order for it to be opposable to third parties.



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                                                                       Annex 7.4
                                                         to the Option Agreement


      2.4. Right of First Offer and Tag Along. Notwithstanding the provisions of Section 2.3 herein, in the event that either Party shall receive a bona fide offer from an independent third party in order to buy all or any portion of its shares ("Bona Fide Purchase Offer") it shall give notice to the other Party. Within 30 days after the receipt of such notice, the Party receiving such notice shall have the right to:

            a) Purchase the shares subject to the Bona Fide Purchase Offer on the same terms and conditions as set forth in the Bona Fide Purchase Offer;

            b) Decline to purchase, or failure to exercise such right in 30 days counted from receipt of the above mentioned notice, and permit the sale to the third party on the same terms and conditions as set forth in the Bona Fide Purchase Offer; or

            c) Elect to participate in the sale pursuant to the Bona Fide Purchase Offer, in which event each Party shall be permitted to sell a proportional number of shares to the third party on the same terms and conditions as set forth in the Bona Fide Purchase Offer (or such greater number of shares as the third party may be willing to purchase under such circumstances, in each case, divided proportionately between the parties).

      2.5. SQGC Option. After 10 years, as of the date hereof, SQGC will have the right to sell to any third party, subject to 2.6 below, all of the SQGC Shares (the "SQGC Option") for an amount equal to the greater of:

            1.    SUBSCRIPTION  VALUE FORMULA.

                  a. The subscription value paid for Hydro's interest (the subscription value and the amount of any deferred subscription value paid by Hydro pursuant to the Subscription Agreements), plus

                  b. 7% per annum from the date of the payment(s) of such subscription(s) on the amount of such subscription(s), minus

                  c.    cash dividends received by Hydro; minus

                  d. 7% per annum from the date of payment(s) of such dividends on the amount of such dividends; or

            2.    MARKET VALUE FORMULA.  An amount equal to 51% of:


                  a. The market value of the SQM shares owned, directly or indirectly, by SQH (less minority interests at the NG, OB and/or PC levels), plus

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                                                                       Annex 7.4
                                                         to the Option Agreement



                  b. Fair market value of the other tangible assets, if any, determined by an independent party with suitable qualifications, of NG, OB and PC (less minority interests at each level), minus

                  c. The aggregate liabilities of SQH, NG, OB and PC (plus minority interests at each level).

      2.6. Exercise of SQGC Option. Hydro will have the right to buy all of the SQGC Shares under the foregoing conditions during the term of 6 months after receipt of notice of the exercise by SQGC of the SQGC Option. If Hydro rejects or does not exercise such right in the above mentioned 6 month term after receipt of notice of the exercise by SQGC of the SQGC Option, SQGC can negotiate with an independent third party for the bona fide sale of all of the SQGC Shares for a price not less than the amount ascertained according to Section 2.5 above and, in conducting such negotiations, SQGC shall have the right, and, upon the request of Hydro, SQGC shall have the obligation, to negotiate to sell to such independent third party not only all of the SQGC Shares but all of the Hydro Shares as well. In such events, SQGC will be deemed authorized to act on behalf of Hydro to sell all the Shares, each Party receiving their proportional share of the price. In order to facilitate the dealings with third parties Hydro shall execute the corresponding power of attorney to that effect.

            In the event that SQGC shall conduct a tender offer or auction process for the sale of shares pursuant to the SQGC Option, Hydro shall be permitted to participate in such process at Hydro's option.

      2.7.  If as a consequence of the exercise of the rights contained in this
            Section II, Hydro acquires direct or indirect control of SQH, Hydro shall comply with the applicable provisions of the Ley de Mercado de Valores (Ley 18.045) in force at such time.


III.  BOARD OF DIRECTORS

      3.1. Directors. The Company has a Board of Directors composed of five (5) Directors and their alternates. Three (3) of the five Directors and their respective alternates shall be appointed by SQGC and the other two (2) Directors and their respective alternates shall be appointed by Hydro. The President of the Company shall be one of the Directors appointed by SQGC. The alternate Directors shall not vote except in absence of the corresponding Director.

      3.2. Term of Directors. The Directors shall remain in office for the longest term permitted by Chilean Law, and will in any event remain in office until replaced by the Shareholders Meeting. In the event any Director were to resign, die or otherwise be unable to continue exercising his duties as such, the Parties agree that the Board of Directors will elect as a replacement the


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
                                                                       Annex 7.4
                                                         to the Option Agreement


            person indicated by the Party that designated such Director. In the event any Shareholder wishes to remove any member of the Board of Directors elected by such Shareholder and such Director does not resign, the parties agree to immediately call for an extraordinary shareholders meeting to remove the whole Board of Directors and elect their replacements, which can be any of the Directors designated before. .


      3.3. Board Summons. The Board of Directors may be summoned by any Director giving proper notice as required by the Bylaws of the Company. The Board of Directors may not adopt decisions on points or matters not expressly mentioned in the order of the day unless all members are present and they so agree.

      3.4. Powers of the Board of Directors. The Board of Directors shall have the powers of administration and disposition of the Company's assets as provided in the Bylaws or by the laws of Chile, except as set forth in Section 3.6 of this Agreement. Without limitation on the generality of the foregoing, the Board of Directors may:

            1)      represent the Company legally before third parties;
            2) appoint and remove managers, commercial agents and employees of the Company, and fix their salaries, wages, and bonuses;
            3) settle the ordinary and extraordinary expenses of the Company and its administration;
            4) receive amounts of money due to the Company and to pay those owed by the company;
            5)      determine the placement of available funds;
            6) issue, accept, endorse and cancel bills of exchange, checks, notes and all types of commercial papers;
            7) contract all kinds of credits or loans, by opening bank credits or in any other manner;
            8) open or close bank accounts and operate them by checks or in any other manner with the signature of the persons approved by the Board;
            9) discount commercial papers and, generally make all kinds of bank transactions;
            10)     execute all type of contracts and transactions pursuant to
                    3.5 and/or 3.6.;
            11)     to call Shareholder Meetings;
            12) entering into, amending, modifying, terminating (partially or completely), or granting any waiver under or give any consent with respect to any contract; and
            13) generally, the Board of Directors is empowered to carry out acts of administration and representation as it considers necessary to best safeguard the interests of the Company.

      3.5. Quorum and Vote. In order to be valid, the deliberations and decisions of the Board of Directors shall be taken with the presence vote of at least 3


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
                                                                       Annex 7.4
                                                         to the Option Agreement


            members, principals or alternates, of the Board of Directors and the favorable vote of the majority of the members.

      3.6. Special Quorum and Votes. The following actions and decisions with respect to the Company and its business or the proposals of the board to the shareholders meetings in connection with such subjects shall require the presence and favorable vote of at least 4 Directors, out of which at least 1 (one) shall be a Director elected by Hydro, for matters indicated in 3.6.a below and the presence and the favorable vote of all Directors of the Company for matters indicated in 3.6.b below:

      3.6.a

            1. Issue new shares in SQH, engage in any spin off or engage with any person in any merger, de-merger or other material and substantial changes with respect to the capital structure of the Company;
            2. enter into any lines of business other than those in which the Company is currently engaged or enter into or amend any material contract not reasonably related to the Company's basic business;
            3.  amend the bylaws or articles of incorporation of SQH;
            4.  make capital investments in excess of USD 2 million;
            5.  incur debt in excess of USD 2 million;
            6. change the dividend policy (after adoption of a policy requiring maximum distributions permitted by law);
            7. take any action with respect to any bankruptcy, reorganization, liquidation, winding up, dissolution or adoption of any plan for the same for the Company; or
            8. make any material change in the accounting practices of the Company.

      3.6.b
            Dispose of, or incur any lien on, all or substantially all of its assets and specifically with respect to the shares of NG it owns.

      3.7. If any of the foregoing decisions are submitted to and decided upon by the Shareholders Meeting of the Company, then the votes of 100% of the Shares will be required in order to approve such a resolution.

      3.8. The above mentioned agreements do not impose any restriction on the shareholders in order to make independent proposals to the shareholders meetings related to the aforementioned subjects if any of them are included in the competence of such assembly, but the matter should be decided by the same required quorum of 100%. Additionally, each shareholder shall have the right, according to Chilean law, to request the board in order to convene shareholders meetings to decide any matter included in the competence of the same assembly.


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
                                                                       Annex 7.4
                                                         to the Option Agreement



IV.   BOARD REPRESENTATION AND VOTING OF SHARES IN NG, OB, PC AND SQM

      4.1. Board representation. The Parties agree that Hydro shall have the right to designate at least one person to be elected to the boards of directors of NG, OB, PC and SQM and the Parties undertake to take all such measures necessary to ensure that such person designated by Hydro shall be elected as a Director of NG, OB, PC and SQM.

            Furthermore, with the purpose of electing another person designated by Hydro to the boards of NG, OB, PC and SQM, the Parties undertake to carry out their best efforts to use the remainder of the votes, including proxies obtained from third parties, in the corresponding shareholders meetings, after due calculation of the number of votes necessary to appoint three (3) directors suggested by SQGC in NG, OB, PC and two (2) members in the case of SQM in order to assure the effective issuance of the votes and actual election of the members suggested by SQGC. The Parties shall collaborate to the effect that the President of SQM shall always be one of the persons suggested by SQGC.


V.    ACCOUNTING PRACTICES

      To the extent permitted by applicable Law and administrative feasibility, the Parties shall seek to change the accounting system of the Company from its current CH peso system to a US Dollar based system for financial and tax purposes.


VI.   CHANGE OF CONTROL

      In the event that Julio Ponce Lerou (or his heirs) shall not control Pacific Atlantic Corporation, a Cayman Islands corporation ("Patco"), and SQGC, Hydro shall have the right to purchase the shares of SQH owned by Patco or SQGC for the price determined in accordance with the Market Value Formula set forth in Section 2.5 (2). In the event that Norsk Hydro ASA shall not control the fertilizer business currently conducted as "Hydro Plant Nutrition", SQGC shall have the right to exercise the SQGC Option.


VII.    CHANGE OF GUARANTOR

        Upon the exercise of the Hydro Option, SQH shall offer to become the guarantor of the debt of SQH, NG, OB and PC currently guaranteed by Mr. Julio Ponce Lerou, subject to the consent of the lenders with respect to such debt and the release of Mr. Julio Ponce Lerou from such guarantees.


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
                                                                       Annex 7.4
                                                         to the Option Agreement



VIII. TERM AND TERMINATION

      The term of this Agreement shall commence on the date hereof, and remain in full force and effect (i) until either Party ceases to be a shareholder of the Company or (ii) when together they own less than 51% of the Shares, whichever occurs first.

IX.   GENERAL PROVISIONS

      9.1. Amendment and Waiver. This Agreement may be amended, supplemented or modified only by written instruments duly executed by or on behalf of each party hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      9.2. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been given only if delivered personally or by facsimile or mailed (first class postage prepaid or by air courier) to the intended recipient at the address for notices specified herein.

            All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            If to SQGC:                      Inversiones SQ Holding S.A.
                                             Paulino Alfonso 331
                                             Santiago, Chile
                                             Attn.: Felipe Garcia Huidobro Mac-Auliffe

                                       Cc:   Carlos Concha, Esq,
                                             Huerfanos 835 p. 18
                                             Santiago, Chile

            If to Hydro:                     Norsk Hydro [     ]

                                                                       Annex 7.4
                                                         to the Option Agreement



                                             c/oNorsk Hydro ASA
                                             Legal Department
                                             0240 Oslo, Norway
                                             Attn.: Mr. Lars Lothe

      9.3. Publicity. Hydro and SQGC will consult with each other upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public announcements before such consultation and agreement, except as may be required by applicable law in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before any such issuance or announcement.

      9.4. Confidentiality. Neither SQGC nor the Company or its subsidiaries shall provide any information deemed confidential or privileged unless there is a direct interest in the relevant deal or matter, or has a satisfactory indirect interest such as guarantor of the obligation of another party or in any other way, in which cases, the delivery of information shall be decided by the competent board or shareholder's meeting, as required by applicable law.

            Each party hereto agrees to keep information obtained by it pursuant hereto confidential in accordance with such party's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such party's employees, representatives, attorneys, auditors, agents or affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such party on a non-confidential basis and without a breach of a similar confidentiality obligation from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by Law (including applicable securities Laws), regulations, subpoenas or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the other party unless such notice is legally prohibited), (d) to transferees or prospective transferees who agree to be bound by the provisions of this Section, (e) to the extent required in connection with any litigation between any parties hereto with respect to this Agreement or (f) with the other party's prior written consent.

      9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Chile.

      9.6. Arbitration. The parties shall endeavor to resolve any controversy, claim or dispute arising between them out of or relating to this Agreement including without limitation, the interpretation of any provision thereof or the breach, termination or invalidity thereof (a "DISPUTE"), by discussions in good faith in a


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
                                                                       Annex 7.4
                                                         to the Option Agreement




            spirit of mutual good will, and that, if necessary, a meeting of senior management of the parties shall be convened if the Dispute is not solved amicably within thirty (30) days of the Dispute arising.

            If any of such Disputes cannot be resolved within forty five (45) days as of the date the Dispute arose, then such Dispute shall be exclusively and finally settled by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court. Only if the panel is already established, it is specifically agreed that any legal action, including the filing of any precautionary actions (medidas precautorias), pre-judicial actions (medidas prejudiciales) shall be known and resolved by the arbitral tribunal, as appointed hereinbelow.

            Unless the parties agree otherwise, the arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") as in effect on the date of this Agreement, except to the extent such rules conflict with the provisions of this arbitration section in which event the provisions of this section shall control.

            The arbitration shall be conducted in the Spanish language, provided that, any witness whose native language is not Spanish may give testimony in English or Norwegian, with simultaneous translation into Spanish. In this case the translator shall be appointed by the arbitral tribunal and any party shall have the right to participate in such examinations and cross-examinations accompanied by a translator hired by such party. Each party shall bear its own costs in connection with such arbitration, unless the arbitrators determine otherwise.

            The arbitral tribunal consist of three arbitrators from the following list to be appointed in the same order of this list.

            List of Arbitrators:

            1. - Luis Bezanilla Mena
            2. - Jose Domingo Eluchans Urenda
            3. - Juan Luis Ossa Bulnes
            4. - Fernando Barros Tocornal
            5. - Alfredo Alcaino de Esteve
            6. - Carlos Alberto Orrego Gamboa
            7. - Ricardo Peralta Valenzuela
            8. - Jose Tomas Errazuriz Grez
            9. - Arturo Alessandri Cohn
            10.- Juan Francisco Gutierrez Irarrazabal.
            11.- Juan Eduardo Palma Jara


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
                                                                       Annex 7.4
                                                         to the Option Agreement


            If it has turned to be impossible to appoint 3 arbitrators from the list, the parties shall agree on the name(s) of the missing arbitrator(s). If the parties cannot agree on the name of the arbitrators needed to complete the three member panel within 15 days as of the date the last arbitrator of the list refused or is evidenced that cannot assume the position, then the ICC shall appoint enough arbitrators to complete the 3 member panel.

            The arbitration shall be conducted in the city of Santiago, Chile, or such other place as is unanimously agreed in writing by the parties to the arbitration. The arbitrators shall act as arbitros arbitradores. Consequently, and as this Agreement is governed by the laws of the Republic of Chile, any Dispute existing between the parties shall be settled under such laws, with the exception of the procedural provisions contained in the ICC's Rules, if such rules are to be used under this clause, which provisions shall be applied.

            Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. Any rights to appeal or to review of such award by any court or tribunal are hereby waived, to the extend permitted by law. The arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and judgement upon the arbitral award may be entered in any court having jurisdiction thereof.

      9.7. Indirect acquisitions. Unless provided otherwise in this agreement, the parties shall remain the owners of 49% of the shares of the Company, in the case of Hydro, and 51% in the case of SQGC. In the event that either party has the opportunity to purchase shares of NG, OB, PC or SQM, directly or indirectly, such party shall present such opportunity to SQH. In the event that the other party votes against the acquisition by SQH, the party presenting such opportunity shall be deemed authorized to acquire shares directly in NG, OB, PC and SQM, in which case the party acquiring such shares undertakes the obligation to exercise the voting powers of those shares through SQH, by granting all the proxies to SQH. In the case of an indirect acquisition carried out through an affiliate person, each party guarantees that the direct owner shall act to produce the same effect, providing SQH with the above mentioned powers, proxies or delegations.


IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused its duly authorized officer to sign this Agreement, as of the date first above written.


                                     SQGC
                                      By:
                                          -----------------------------------
                                          Name:
                                          Title:


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
                                                                       Annex 7.4
                                                         to the Option Agreement



                                           ----------------------------------
                                           Mr. ROBERTO GUZMAN LYON




                                    HYDRO
                                      By:
                                           -----------------------------------
                                           Name:
                                           Title:





#126681 v4






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